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                                                              EXHIBIT99(A)(1)(H)


THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES. THE OFFER IS MADE SOLELY BY THE OFFER TO PURCHASE, DATED AUGUST 3, 2001 (THE "OFFER TO PURCHASE"), AND THE RELATED LETTER OF TRANSMITTAL, AND ANY AMENDMENTS OR SUPPLEMENTS THERETO, AND IS BEING MADE TO ALL HOLDERS OF SHARES. THE OFFER IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) HOLDERS OF SHARES IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES, BLUE SKY OR OTHER LAWS OF SUCH JURISDICTION OR ANY ADMINISTRATIVE OR JUDICIAL ACTION PURSUANT THERETO. IN ANY JURISDICTION WHERE THE SECURITIES, BLUE SKY OR OTHER LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE DEEMED TO BE MADE ON BEHALF OF HAWK ACQUISITION CORP. BY MORGAN STANLEY & CO. INCORPORATED, AS DEALER MANAGER, OR BY ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                 ALL OUTSTANDING SHARES OF CLASS A COMMON STOCK
                                       AND
                 ALL OUTSTANDING SHARES OF CLASS B COMMON STOCK

                                       OF

                             HELLER FINANCIAL, INC.

                                       AT

                              $53.75 NET PER SHARE

                                       BY

                             HAWK ACQUISITION CORP.
                          A WHOLLY-OWNED SUBSIDIARY OF
                      GENERAL ELECTRIC CAPITAL CORPORATION

         Hawk Acquisition Corp., a Delaware corporation ("Purchaser") and a wholly-owned subsidiary of General Electric Capital Corporation, a Delaware corporation ("GE Capital"), is offering to purchase all outstanding shares of Class A common stock, par value $0.25 per share (the "Class A Common Stock"), and all outstanding shares of Class B common stock, par value $0.25 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Shares"), of Heller Financial, Inc., a Delaware corporation (the "Company"), at a purchase price of $53.75 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer"). The Offer is a third party tender offer by Purchaser to purchase at the Offer Price all Shares tendered pursuant to the Offer. Following consummation of the Offer, Purchaser

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and GE Capital intend to effect the Merger (as defined  below) as  described in the Offer to Purchase and below.

         Tendering stockholders who have Shares registered in their name and who tender directly to Mellon Investor Services LLC, as Depositary (the "Depositary"), will not be charged brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their shares through a broker or bank should consult with such institution as to whether it charges any service fees.

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THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
TIME, ON THURSDAY, AUGUST 30, 2001, UNLESS THE OFFER IS EXTENDED.
-------------------------------------------------------------------------------

         THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED BELOW) THAT NUMBER OF SHARES WHICH, TOGETHER WITH ANY OTHER SHARES THEN OWNED BY GE CAPITAL OR ITS WHOLLY-OWNED SUBSIDIARIES, CONSTITUTES AT LEAST 50% OF THE TOTAL VOTING POWER OF ALL THE OUTSTANDING SECURITIES OF THE COMPANY ENTITLED TO VOTE GENERALLY IN THE ELECTION OF DIRECTORS OR IN A MERGER, CALCULATED ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE (THE "MINIMUM CONDITION"). THE OFFER IS SUBJECT TO CERTAIN OTHER CONDITIONS SET FORTH IN THE OFFER TO PURCHASE.

         The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of July 30, 2001 (the "Merger Agreement"), by and among GE Capital, Purchaser and the Company. The Merger Agreement provides that, among other things, Purchaser will make the Offer and that following the purchase of Shares pursuant to the Offer, upon the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Purchaser will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the Company will continue as the surviving corporation and become a subsidiary of GE Capital. At the effective time of the Merger, each outstanding Share (other than Shares held by (a) the Company or any of its subsidiaries, (b) GE Capital, Purchaser or any of GE Capital's direct or indirect wholly-owned subsidiaries, or (c) stockholders, if any, who are entitled to and properly exercise appraisal rights under the
DGCL), will be converted into the right to receive $53.75 in cash, or any higher price per Share paid pursuant to the Offer, without interest, as set forth in the Merger Agreement and described in the Offer to Purchase. The Merger Agreement provides that Purchaser may transfer or assign any or all of its rights and obligations (including the right to purchase Shares in the Offer) to GE Capital, GE Capital's ultimate parent company or any direct or indirect wholly-owned subsidiary of GE Capital or GE Capital's ultimate parent company, but no such transfer or assignment shall relieve Purchaser of its obligations under the Merger Agreement.

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         Simultaneously with the execution and delivery of the Merger Agreement,
GE Capital, Purchaser and Fuji America Holdings, Inc., a Delaware corporation ("Fuji Holdings"), entered into a Support Agreement, dated as of July 30, 2001 (the "Support Agreement"), pursuant to which Fuji Holdings has agreed, among other things, to tender its Shares in the Offer. Fuji Holdings owns a sufficient number of Shares so that the tender of its Shares in the Offer, as contemplated by the Support Agreement, will satisfy the Minimum Condition. The Merger Agreement and the Support Agreement are more fully described in Section 11 of the Offer to Purchase.

         THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND HAS UNANIMOUSLY DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE ADVISABLE, FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER ALL OF THEIR SHARES PURSUANT TO THE OFFER.

         For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to validly tendering stockholders whose Shares have theretofore been accepted for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (1) certificates representing such Shares or timely confirmation of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in the Offer to Purchase, (2) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or, in connection with a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) and (3) any other documents required by the Letter of Transmittal.

         If, prior to the Expiration Date, Purchaser increases the consideration offered to holders of Shares pursuant to the Offer, such increased consideration will be paid to all holders of Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID BY PURCHASER REGARDLESS OF ANY EXTENSION OF THE OFFER OR BY REASON OF ANY DELAY IN PAYING FOR SUCH SHARES.

         The term "Expiration Date" means 12:00 midnight, New York City time, on August 30, 2001, unless and until Purchaser, in accordance with the terms of the Offer, shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" will mean the latest time and date at which the Offer, as so extended by Purchaser, will expire. Pursuant to the terms of the Merger Agreement,


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Purchaser will extend the Offer for up to 5 business days in each instance
(or for such different period as the Company shall agree) if, at the then-scheduled expiration date of the Offer, any of the conditions to the Offer described in Section 14 of the Offer to Purchase has not been satisfied or waived. Subject to the applicable regulations of the Securities and Exchange Commission and the terms of the Merger Agreement, Purchaser reserves the right, in its sole discretion, at any time or from time to time, to: (a) delay purchase of or, regardless of whether Purchaser previously purchased any Shares, payment for any Shares pending receipt of any regulatory or governmental approvals specified in Section 15 of the Offer to Purchase; (b) terminate the Offer (whether or not any Shares have previously been purchased) if any condition to the Offer has not been satisfied or upon the occurrence of any event specified in Section 14 of the Offer to Purchase; and (c) except as set forth in the Merger Agreement (which provides that Purchaser may not waive or change the Minimum Condition without the consent of the Company and may not make any change to the Offer that decreases the Offer Price, reduces the maximum number of Shares to be purchased in the Offer or that imposes conditions to the Offer in addition to those described in Section 14 of the Offer to Purchase), waive any condition or otherwise amend the Offer in any respect, in each case, by giving oral or written notice of the delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof.

         Pursuant to Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Purchaser may, subject to certain conditions, include a subsequent offering period following the expiration of the Offer. Purchaser has agreed in the Merger Agreement that if on the Expiration Date all of the conditions to the Offer have been satisfied or waived, but the number of shares of Class A Common Stock validly tendered and not properly withdrawn (together with any shares of Class A Common Stock held by Purchaser and GE Capital, if any) is less than 90% of the then outstanding shares of Class A Common Stock (assuming the conversion by GE Capital of shares of Class B Common Stock into shares of Class A Common Stock as provided for in the Merger Agreement), Purchaser will provide subsequent offering periods. A subsequent offering period, if provided, is not an extension of the Offer. A subsequent offering period would be an additional period of time, following the expiration of the Offer, within which stockholders may tender Shares not tendered in the Offer. Any such subsequent offering period will not exceed 20 business days (for all such periods in the aggregate). If Purchaser provides any subsequent offering period, Purchaser will immediately accept and promptly pay for all Shares previously tendered and not withdrawn in the Offer.

         Any extension, delay, termination, waiver or amendment of the period during which the Offer is open, or any decision to provide a subsequent offering period, will be followed by a public announcement thereof, the announcement to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any extension of the period during which the Offer is open, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such Shares.

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         Except as otherwise provided in the Offer to Purchase or as provided by applicable law, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment as provided in the Offer to Purchase, may also be withdrawn at any time after October 1, 2001. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary by the tendering stockholder and, unless such Shares have been tendered by an Eligible Institution (as defined in the Offer to Purchase), any and all signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in
Section 3 of the Offer to Purchase, the notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures.

         All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Purchaser, GE Capital, the Company, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in the Offer to Purchase. If a subsequent offering period is included, no withdrawal rights will apply to Shares tendered during any subsequent offering period and no withdrawal rights apply during the subsequent offering period with respect to Shares tendered in the Offer and previously accepted for payment.

         The receipt of cash in exchange for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. Generally, a stockholder who receives cash in exchange for Shares pursuant to the Offer or the Merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and such stockholder's adjusted tax basis in the Shares exchanged therefor. Provided that such Shares constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holder has held the Shares for more than one year at the time of sale. All stockholders should consult with their tax advisors as to the particular

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tax consequences of the Offer and the Merger to them, including the applicability and effect of the alternative minimum tax and any state, local or foreign income and other tax laws and of changes in such tax laws. For a more complete description of certain U.S. federal income tax consequences of the Offer and the Merger, see Section 5 of the Offer to Purchase.

         The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 promulgated under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

         The Company has provided Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and, if required, any other materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

         THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

         Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager, at their respective addresses and telephone numbers set forth below. Requests for additional copies of the Offer to Purchase, the related Letter of Transmittal and other tender offer documents may be directed to the Information Agent as set forth below, and copies will be furnished promptly at Purchaser's expense. Neither Purchaser nor GE Capital will pay any fees or commissions to any broker or dealer or other person other than the Depositary, the Dealer Manager and the Information Agent for soliciting tenders of Shares pursuant to the Offer.

                     The Information Agent for the Offer is:

                                [GRAPHIC OMITTED]

                         501 Madison Avenue, 20th Floor
                            New York, New York 10022
                         Call Toll Free: (888) 750-5834
                 Banks and Brokers Call Collect: (212) 750-5833

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                      The Dealer Manager for the Offer is:

                          [insert Morgan Stanley logo]

                        Morgan Stanley & Co. Incorporated
                                  1585 Broadway
                            New York, New York 10036
                                 (212) 761-4962

August 3, 2001

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